Exhibit (h)(2)

PARTICIPATION AGREEMENT

THIS AGREEMENT, dated as of [date], between [Investing Fund], a [form of organization] organized under the laws of [place of organization], on behalf of itself or its separate series listed on Schedule A, severally and not jointly (each, an “Investing Fund”), and PIMCO ETF Trust, a statutory trust organized under the laws of the State of Delaware (the “PIMCO ETF Trust”), on behalf of its respective series listed on Schedule B, severally and not jointly (each, a “Fund” and collectively, the “Funds”).

WHEREAS, each Investing Fund and each Fund are registered with the U.S. Securities and Exchange Commission (“SEC”) as open-end management investment companies under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, section 12(d)(1)(A) and (B) of the 1940 Act limit the ability of an investment company to invest in shares of another investment company, and therefore limit the ability of an Investing Fund to invest in shares of a Fund;

WHEREAS, Pacific Investment Management Company LLC has obtained an order from the SEC dated [date] (the “Order”), which permits registered investment companies to invest in the Funds in excess of the limits set forth in section 12(d)(1)(A) of the 1940 Act and permits the Funds, their principal underwriter, and any broker or dealer registered under the Securities Exchange Act of 1934 (the “Exchange Act”) to sell Fund shares beyond the limits set forth in 12(d)(1)(B) of the 1940 Act in accordance with the conditions of the Order and the representations in the application filed to obtain the Order (the “Application”); and

WHEREAS, an Investing Fund may, from time to time, invest in shares of one or more Funds in excess of the limits set forth in section 12(d)(1)(A) of the 1940 Act and the Funds, their principal underwriter and brokers or dealers registered under the Exchange Act may sell Fund shares beyond the limits set forth in 12(d)(1)(B) of the 1940 Act in reliance on the Order;

NOW THEREFORE, in consideration of the potential benefits to the Investing Funds and the Funds arising out of an Investing Fund’s investment in the Funds, the parties agree as follows. All capitalized terms not defined herein shall have the meaning ascribed to them in the SEC Notice of Application for the Order (the “Notice”), attached hereto as Schedule C.

1.	Representations and Obligations of the Funds.

(a) The Funds have provided to the Investing Funds a copy of the Order and the Notice. The Funds will upon request promptly provide each Investing Fund with (i) a copy of any amendments to the Order and (ii) a copy of the Application.

(b) In connection with any investment by an Investing Fund in a Fund, such Fund agrees (i) to comply with the terms and conditions of the Order and this Agreement and (ii) to promptly notify the Investing Fund if such Fund fails to comply with the terms and conditions of the Order or this Agreement.

2.	Representations and Obligations of the Investing Funds.

(a) The members of an Investing Fund’s Advisory Group will not control (individually or in the aggregate) a Fund within the meaning of Section 2(a)(9) of the 1940 Act. The members of an Investing Fund’s Subadvisory Group, if any, will not control (individually or in the aggregate) a Fund within the meaning of Section 2(a)(9) of the 1940 Act.

(b) If, as a result of a decrease in the outstanding voting securities of a Fund, an Investing Fund’s Advisory Group or an Investing Fund’s Subadvisory Group, each in the aggregate, becomes a holder of more than 25% of the outstanding voting securities of a Fund, the Investing Fund will vote its shares of the Fund in the same proportion as the vote of all other holders of the Fund’s shares. Notwithstanding the foregoing, neither this paragraph nor the preceding paragraph shall apply to an Investing Fund’s Subadvisory Group with respect to a Fund for which the Subadvisor or a person controlling, controlled by or under common control with the Subadvisor acts as the investment adviser within the meaning of Section 2(a)(20)(A) of the 1940 Act.

(c) No Investing Fund or Investing Fund Affiliate will cause any existing or potential investment by the Investing Fund in a Fund to influence the terms of any services or transactions between the Investing Fund or an Investing Fund Affiliate and the Fund or a Fund Affiliate.

(d) The board of directors or trustees of an Investing Management Company, including a majority of the disinterested directors or trustees, will adopt procedures reasonably designed to assure that the Investing Fund Advisor and any Subadvisor are conducting the investment program of the Investing Management Company without taking into account any consideration received by the Investing Management Company or an Investing Fund Affiliate from a Fund or a Fund Affiliate in connection with any services or transactions. Such procedures shall be substantially in the form of the Draft Board Procedures at Appendix A.

(e) The Investing Fund Advisor, or Trustee or Sponsor, as applicable, will waive fees otherwise payable to it by the Investing Fund in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by a Fund under Rule 12b-1 under the 1940 Act) received from a Fund by the Investing Fund Advisor, or Trustee or Sponsor, or an affiliated person of the Investing Fund Advisor, or Trustee or Sponsor, other than any advisory fees paid to the Investing Fund Advisor, or Trustee or Sponsor, or its affiliated person by the Fund, in connection with the investment by the Investing Fund in the Fund. Any Subadvisor will waive fees otherwise payable to the Subadvisor, directly or indirectly, by the Investing Management Company in an amount at least equal to any compensation received from a Fund by the Subadvisor, or an affiliated person of the Subadvisor, other than any advisory fees paid to the Subadvisor or its affiliated person by the Fund, in connection with the investment by the Investing Management Company in the Fund made at the direction of the Subadvisor. In the event that the Subadvisor waives fees, the benefit of the waiver will be passed through to the Investing Management Company.

(f) No Investing Fund or Investing Fund Affiliate (except to the extent it is acting in its capacity as an investment adviser to a Fund) will cause a Fund to purchase a security in an Affiliated Underwriting.

(g) The board of directors or trustees of such Investing Fund and such Investing Fund’s investment advisers or Trustee or Sponsor, as applicable, understand the terms and conditions of the Order and each agrees to fulfill its responsibilities under the Order.

(h) Each Investing Fund will promptly notify a Fund in writing at the time of any investment by such Investing Fund in the Fund in excess of the 3% limit in Section 12(d)(1)(A)(i). Upon such investment, such Investing Fund shall also provide to the Fund in writing a list of the names of each Investing Fund Affiliate and Underwriting Affiliate and shall notify the Fund of any changes to such list as soon as reasonably practicable after a change occurs. The Investing Fund will maintain and preserve a copy of the Order, this Agreement, and the list with any updated information for the duration of the investment and for a period of not less than six years thereafter, the first two years in an easily accessible place.

(i) Each Investing Fund will promptly notify a Fund in writing of any purchase or acquisition of shares of the Fund that causes such Investing Fund to hold (i) 5% or more of such Fund’s total outstanding voting securities or (ii) 10% or more of such Fund’s total outstanding voting securities.

(j) Any Investing Fund that exceeds either the 5% or the 10% limitation in Sections 12(d)(l)(A)(ii) or (iii) will, as required by the Application, disclose in its prospectus in “plain English”:

(1) That it may invest in exchange-traded funds; and

(2) The unique characteristics of the Investing Fund investing in exchange-traded funds, including but not limited to the expense structure and additional expenses, if any, of investing in exchange-traded funds.

(k) Prior to approving any advisory contract under Section 15 of the 1940 Act, the board of directors or trustees of each Investing Management Company, including a majority of the disinterested directors or trustees, will find that the advisory fees charged under such advisory contracts are based on services provided that will be in addition to, rather than duplicative of, the services provided under the advisory contract(s) of any Fund in which the Investing Management Company may invest. These findings and their basis will be recorded fully in the minute books of the appropriate Investing Management Company.

(l) Any sales charges and/or service fees charged with respect to shares of an Investing Fund will not exceed the limits applicable to a fund of funds set forth in FINRA Conduct Rule 2830.

(m) Each Investing Fund: (i) acknowledges that it has received a copy of the Order and the Notice; (ii) agrees to adhere to the terms and conditions of the Order and this Agreement and to participate in the proposed transactions in a manner that addresses the concerns underlying the Order; (iii) represents that investments in the Funds will be accomplished in compliance with its investment restrictions and will be consistent with the investment policies set forth in its registration statement; (iv) acknowledges that it may rely on the Order only to invest in Funds and not in any other investment company; and (v) agrees to promptly notify the Funds if it fails to comply with the Order or this Agreement.

(n) Each Investing Fund acknowledges and understands that a Fund reserves the right to reject any purchase of Shares by an Investing Fund or any direct purchase of Creation Units by an Investing Fund.

3.	Indemnification.

The Investing Funds, severally and not jointly, agree to hold harmless, indemnify and defend a Fund and PIMCO ETF Trust, including any of their principals, trustees, officers, employees and agents (“PIMCO Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Fund and/or PIMCO ETF Trust, including any PIMCO Agents, to the extent such Claims result from: (i) any untrue statement or alleged untrue statement of a material fact contained in an Investing Fund’s prospectus, statement of additional information or sales literature or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) a violation or alleged violation by such Investing Fund of any provision of this Agreement; or (iii) a violation or alleged violation by such Investing Fund of the terms and conditions of the Order. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

The Funds, severally and not jointly, agree to hold harmless, indemnify and defend an Investing Fund, including any of its principals, directors or trustees, officers, employees and agents (“Investing Fund Agents”), against and from any Claims asserted against the Investing Fund, including any Investing Fund Agents, to the extent such Claims result from: (i) a violation or alleged violation by the Fund of any provision of this Agreement; or (ii) a violation or alleged violation by the Fund of the terms and conditions of the Order. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims, provided that no Fund shall be liable for indemnifying any Investing Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Investing Fund to such Fund pursuant to terms and conditions of the Order or this Agreement, or resulting from violations caused by the Investing Fund or the Investing Fund’s Agent.

4.	Materials.

To the extent an Investing Fund refers to one or more Funds in any prospectus, statement of additional information or otherwise, each Investing Fund agrees to:

(a) [Refer to such Funds as, for example, the “PIMCO [            ] Fund”; and

(b) Include the following notice within reasonable proximity to the reference to such Fund:

None of Pacific Investment Management Company LLC, Allianz Global Investors Distributors LLC, PIMCO ETF Trust or the PIMCO [            ] Fund make any representations regarding the advisability of investing in [Name of Investing Fund].

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the terms and conditions of the Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by notice to the other party).

If to the Investing Fund:

[To be completed]

If to a Fund:

PIMCO ETF Trust

Attn: J. Stephen King, Jr.

840 Newport Center Drive

Newport Beach, CA 92660

With a copy to:

[            ]

6.	Addition of New Funds

Schedule B lists the Funds in existence as of the date of this Agreement. Additional Funds may be created from time to time. [Name] agrees that in the event an Investing Fund invests in a Fund that is created after the date of this Agreement, such investment shall be governed by the terms of this Agreement and such Fund shall be deemed to be added to Schedule B as of the date of the initial investment in such Fund.

7.	Termination; Governing Law; Amendment.

(a) This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party. This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement will be governed by Delaware law without regard to choice of law principles.

(c) In any action involving a Fund under this Agreement, each Investing Fund agrees to look solely to the individual Fund(s) that is/are involved in the matter in controversy and not to any other series of the PIMCO ETF Trust.

(d) This Agreement may be amended or modified by a written document signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[Name]
on behalf of each of it series listed on Schedule A, severally and not jointly,

Name:
Title:

PIMCO ETF Trust on behalf of each of its series listed on Schedule B

Name:
Title:

SCHEDULE A

List of Funds

SCHEDULE B

List of Funds

SCHEDULE C

Order and Related Notice of Application

APPENDIX A

Draft Board Procedures

Pursuant to Condition 3 the Order’s Section 12(d)(1) Relief

In [month, year], Pacific Investment Management Company LLC, PIMCO ETF Trust and Allianz Global Investors Distributors LLC were granted exemptive relief from Section 12(d)(1) of the Investment Company Act of 1940, as amended (the “1940 Act”) by the Securities and Exchange Commission in the form of an order (the “Order”). The Order permits investment companies to invest in series (the “Funds”) of the PIMCO ETF Trust (the “Trust”) in excess of the Section 12(d)(1) limits, subject to certain conditions.

The Board of [Directors/Trustees] of the [Investing Fund] on behalf of [the Investing Fund Series] (collectively, the “Investing Funds”), including a majority of the [Directors/Trustees] who are not “interested” as that term is defined in Section 2(a)(19) of the 1940 Act, has reviewed the Participation Agreement between the Trust and the [name of Investing Fund] and has approved the following procedures designed to ensure that [Investing Fund Investment Adviser] (the “Adviser”) [and [Subadviser]] [is/are] conducting the investment program of the Investing Funds without taking into account any consideration received by the Investing Fund or an Investing Fund Affiliate from a Fund or a Fund Affiliate in connection with any services or transactions.

1.	The Adviser [and Subadviser] [is/are] directed to conduct each Investing Fund’s investment program without taking into account the consideration (if any) paid by a Fund or a Fund Affiliate to such Investing Fund or an Investing Fund Affiliate in connection with any services or transactions, pursuant to the Adviser’s [and Subadviser’s] own written procedures.

2.	The [name of Investing Fund], including a majority of the [Directors/Trustees] who are not “interested” as that term is defined in Section 2(a)(19) of the 1940 Act, will review and initially approve these procedures on behalf of the Investing Funds and will review these procedures from time to time thereafter as necessary or appropriate.

3.	The Adviser [and Subadviser] will provide the Board of [Directors/Trustees] with an annual certification that all investments in the Funds by the Investing Funds in excess of the Section 12(d)(1) limits complied with Condition 3 of the Order’s Section 12(d)(1) Relief. The Adviser [and Subadviser] will report to the Board, and provide an explanation for, any such investment that did not comply with Condition 3.

4.	These procedures, and any modifications hereto, will be maintained and permanently preserved in an easily accessible place with the records of the [name of Investing Fund] on behalf of the Investing Funds and the minutes of the meeting.

5.

The [name of Investing Fund] on behalf of the Investing Funds will maintain and preserve for a period of not less than six years from the end of the fiscal year during which an Investing Fund invested in a Fund in excess of the Section 12(d)(1) limits (the first two years in an easily accessible place), a written record of each such investment and the determinations made pursuant to these procedures.

Adopted: [date]